UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2011 (April 28, 2011)

GREEN BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

Tennessee	0-14289	62-1222567
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 North Main Street, Greeneville, Tennessee	37743-4992
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (423) 639-5111

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2011, Green Bankshares, Inc. (the “Company”) hired Michael J. Fowler as an employee of the Company. Mr. Fowler will become Senior Vice President and Chief Financial Officer of the Company and GreenBank, the Company’s bank subsidiary (the “Bank”), effective upon the previously announced retirement of the Company’s and the Bank’s current Executive Vice President and Chief Financial Officer, James E. Adams, on May 16, 2011.

Mr. Fowler has more than 30 years of financial management experience in banking, having served most recently as Executive Vice President and Treasurer of The South Financial Group in Greenville, South Carolina. Prior to joining The South Financial Group in 2006, Mr. Fowler held several positions from 2002 to 2006 with Capital One in McLean, Virginia, most recently serving as Director of Strategic Finance. His other banking experience includes Senior Vice President of Treasury and Balance Sheet Management for Huntington Banchares in Columbus, Ohio; Executive Vice President, Investment, Funding and Balance Sheet Management at First Commerce Corporation in New Orleans, Louisiana; and Senior Vice President of Asset Liability Management for Texas Commerce Bank in Houston, Texas, now part of JP Morgan Chase.

Mr. Fowler will receive a salary of $250,000 per year for his services to the Company and the Bank. Mr. Fowler will be also eligible for participation in the Company’s standard employee benefit programs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN BANKSHARES, INC.

By: /s/ James E. Adams
Name: James E. Adams
Title: Executive Vice President and
Chief Financial Officer

Date: May 4, 2011